Exhibit 99.1

Civitas ADDS PREmium assets in dj basin with all-stock
acquisition of crestone peak resources

Enhances Civitas’ Scale and Synergy Potential, with Addition of Crestone’s Highly
Complementary and Adjacent Assets

Crestone Operations Support Civitas’ Commitment to Achieve Net-Zero Emissions

DENVER – June 7, 2021 – Civitas Resources, Inc. (“Civitas” or the “Company”), a Colorado energy leader that will be formed upon closing of the recently-announced merger of Bonanza Creek Energy, Inc. (NYSE: BCEI) (“Bonanza Creek”) and Extraction Oil & Gas, Inc. (NASDAQ: XOG) (“Extraction”), today announced that it has materially advanced its consolidation strategy in the Denver-Julesburg (DJ) Basin by entering into a definitive agreement to acquire Crestone Peak Resources (“Crestone”), another leading energy producer in the region. Civitas is expected to have an enterprise value of approximately $4.5 billion (based on the closing market equity capitalizations of Extraction and Bonanza Creek as of June 4, 2021), and will be optimally positioned to increase efficiencies through combining operations across more than half a million net acres and an estimated production base of approximately 160,000 barrels of oil equivalent per day.

The agreement to acquire Crestone represents the most recent initiative in Civitas’ execution of the new E&P business model that has been actively embraced by each of Bonanza Creek and Extraction. The model is defined by operational discipline, a strong balance sheet, commitment to free cash flow generation, financial alignment with stakeholders, environmental and community leadership, and best-in-class governance. Civitas is also proud that, inclusive of the Crestone assets, it will be Colorado’s first carbon neutral oil and gas producer (scope 1 and scope 2) upon closing, advancing its net-zero goals.

STRATEGIC RATIONALE

•	The acquisition of Crestone will strengthen the strategic rationale underlying the formation of Civitas, as it is projected to enhance the Company’s scale, in-basin diversification, balance sheet, and liquidity profile. Civitas will have established itself as the preferred consolidation partner in the target-rich DJ Basin, which will help increase its trading liquidity and market relevance, and ultimately elevate its presence among top energy producers in the country.

•	With the addition of Crestone, Civitas will operate across more than half a million net acres, with leasehold positions in all key areas of the DJ Basin. The Company will also have an estimated production base of approximately 160,000 barrels of oil equivalent per day (on a pro forma 1Q21 production basis) and YE20 SEC proved reserves of more than 530 MMBoe.

•	Crestone’s primary shareholder is Canada Pension Plan Investment Board (“CPP Investments”). CPP Investments will become Civitas’ largest shareholder and will designate one member to the Civitas board upon closing.

•	Civitas is committed to returning capital to shareholders through increased dividends and anticipates that the previously announced Civitas annual dividend of $1.60/share will be increased to $1.85 at closing, with the continued potential for additional increases, share repurchases and special dividends.

•	The acquisition of Crestone is expected to be accretive on all 2022 estimated key metrics, including cash flow per share, dividends per share, inventory quality, credit profile and cost of capital. Civitas, pro forma for the Crestone transaction, is expected to generate more than $1.3 billion in 2022E EBITDA and more than $575 million in 2022E free cash flow.

•	Civitas expects to target flat to low production growth with moderate cash flow reinvestment.

•	The Company’s enhanced financial profile is expected to accelerate cash returns to shareholders. The integration of Crestone is expected to result in approximately $45 million of annual synergies, in addition to approximately $25 million in annual synergies associated with the Bonanza Creek/Extraction merger.

•	The acquisition of Crestone will further advance Civitas’ industry-leading ESG strategy, demonstrated by the Company’s commitment to achieve net-zero emissions. Civitas has an intensive, continuing focus to reduce operational emissions and a multi-year investment in certified emissions offsets.

•	Upon closing, Civitas will provide a progressive framework for achieving its ESG targets, which it believes will address the interests of its operating partners, employees, and service providers.

•	Civitas was created with the goal of operating in partnership with, and delivering unprecedented value to, its communities. To that end, Civitas is committed to demonstrating industry-leading alignment with its community stakeholders through transparent communication, safe and responsible operations, and innovative community projects.

COMMENTARY

Eric Greager, President and Chief Executive Officer of Bonanza Creek, said, “We are actively building one of the most durable and profitable producers in the DJ Basin. Our combination with Crestone is just one early marker of what we hope to achieve as Civitas, as we establish ourselves as the preferred consolidation partner in the DJ Basin and work toward becoming one of the top energy producers in the nation.”

Tom Tyree, Chief Executive Officer of Extraction, said, “Crestone brings to Civitas complementary, premium assets at the front end of the cost curve, along with common organizational and community values, including an aggressive commitment to sustainability. We look forward to creating significant value for all stakeholders and furthering Civitas’ standing as an ESG leader among oil and gas producers in Colorado.”

Tony Buchanon, President and Chief Executive Officer of Crestone, said, “The benefits of in-basin consolidation are compelling, and we are pleased to become part of the dynamic enterprise that is Civitas. Crestone has long been a leader in safety and sustainability issues, and we look forward to continuing that leadership at Civitas.”

“Over the past five years of our investment in Crestone, the company has demonstrated its commitment to operational strength and efficiency, along with its introduction of innovative sustainability practices. The combination of Crestone with Civitas creates a stronger platform in the DJ Basin with significant free cash flow and the potential to continue value creation,” said Michael Hill, Managing Director and Americas Head of Sustainable Energy, CPP Investments.

GOVERNANCE AND TRANSACTION DETAILS

Following the closing of the transaction with Crestone, Civitas’ board of directors will increase from eight to nine. Each of Bonanza Creek and Extraction will designate four directors, with CPP Investments designating one director. All board members will stand for re-election annually. As previously announced, Bonanza Creek President and Chief Executive Officer, Eric Greager, will serve as President and CEO of Civitas.

“Our board will reflect exceptional competence, diversity, and governance standards, consistent with our focus on share price performance and our commitment to industry-leading sustainability practices. We also warmly welcome a CPP Investments director designee to Civitas,” commented Ben Dell, current Chair of the Board of Extraction, who will serve as Chair of Civitas.

Under the terms of the definitive agreement, shareholders of Crestone will exchange 100% of the equity interests in Crestone for approximately 22.5 million shares of Bonanza Creek common stock. Upon completion of the all-stock transaction, Bonanza Creek and Extraction shareholders will each own approximately 37% of Civitas and Crestone shareholders, including CPP Investments, will own approximately 26% of Civitas. The Company will be headquartered in Denver, Colorado.

The Crestone transaction, which is expected to close immediately following the Bonanza Creek/Extraction merger in the fall of 2021, has been unanimously approved by the boards of directors of Bonanza Creek, Extraction and Crestone, and fully approved by Crestone’s shareholders. Kimmeridge Energy and CPP Investments have entered into support agreements to vote in favor of the transaction. The transaction is subject to customary closing conditions, including approvals by Bonanza Creek shareholders and consummation of the Bonanza Creek / Extraction merger.

ADVISORS

J.P. Morgan Securities LLC is serving as financial advisor and Vinson & Elkins LLP is serving as legal advisor to Bonanza Creek. Petrie Partners Securities, LLC is serving as financial advisor and Kirkland & Ellis LLP is serving as legal advisor to Extraction. Jefferies LLC is serving as lead financial advisor, TD Securities (USA) LLC is serving as financial advisor, and Gibson, Dunn & Crutcher LLP is serving as legal advisor to Crestone.

CONFERENCE CALL WEBCAST AND ADDITIONAL MATERIALS

Civitas will discuss the transaction on a conference call today at 7:00a.m. Mountain Time (9:00a.m. Eastern Time). Institutional investors and analysts are invited to participate in the call by dialing (877) 793-4362, or (615) 247-0186 for international calls, using conference ID: 2588925. Other interested parties, including individual investors, members of the media and employees of Civitas and Crestone, are encouraged to participate via webcast. The webcast, and an accompanying investor presentation, may be accessed from each of the company’s respective investor relations pages: https://ir.bonanzacrk.com/investor-overview and https://ir.extractionog.com. A replay of the call will be posted on the investor relations section of each company’s homepage.

ABOUT THE COMPANIES

Bonanza Creek is an independent energy company engaged in the acquisition, exploration, development, and production of oil and associated liquids-rich natural gas in the Rocky Mountain region of the United States. Bonanza Creek’s assets and operations are concentrated in rural, unincorporated Weld County, Colorado, within the DJ Basin, focused on the Niobrara and Codell formations. Bonanza Creek’s common shares are listed for trading on the NYSE under the symbol: “BCEI”. For more information about Bonanza Creek, please visit www.bonanzacrk.com.

Extraction is a Denver-based independent energy company differentiated by its financial, operational and governance model. Extraction is focused on developing and producing crude oil, natural gas and NGLs in the Denver-Julesburg Basin of Colorado. Extraction’s common shares are listed for trading on NASDAQ under the symbol XOG. For more information about Extraction, please visit www.extractionog.com.

Crestone is an independent energy company focusing on the acquisition, exploration, development, and production of oil and gas reserves in the Rocky Mountain Region. Formed in 2016, Crestone’s team of nearly 200 energy professionals has significant operating experience and deep ties to communities in Colorado and is committed to operating safely and environmentally responsibly. Crestone’s acreage is located in the Greater Wattenberg Field of Colorado’s Denver-Julesburg Basin. Crestone is headquartered in Denver and has an office in Firestone. For more information about Crestone, please visit www.crestonepeakresources.com.

No Offer of Solicitation

This communication relates to proposed business combination transactions between Bonanza Creek Energy, Inc. (“BCEI”) and Extraction Oil & Gas, Inc. (“XOG”) (the “XOG Merger”) and between BCEI, Crestone Peak Resources LP (“CPR”), CPPIB Crestone Peak Resources America Inc. (“CPPIB”), Crestone Peak Resources Management LP (“CPR Management LP,” and, together with CPR and CPPIB, the “Group Companies”) and XOG (the “Crestone Merger,” and together with the XOG Merger, the “Mergers”). Communications in this document do not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to the Mergers or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers of securities with respect to the XOG Merger and offers of securities to certain holders with respect to the Crestone Merger shall be made only by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”). BCEI intends to issue the merger consideration in connection with the Crestone Merger to certain holders in reliance on the exemptions from the registration requirements under the Securities Act, pursuant to Section 4(a)(2) thereof.

Participants in the Solicitation

BCEI, XOG and their respective directors and certain of their executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from BCEI’s shareholders and XOG’s shareholders in connection with the Mergers. Information regarding the executive officers and directors of BCEI is included in its definitive proxy statement for its 2021 annual meeting filed with the SEC on April 28, 2021. Information regarding the executive officers and directors of XOG is included in its amended annual report on Form 10-K/A filed with the SEC on April 30, 2021. Additional information regarding the persons who may be deemed participants and their direct and indirect interests, by security holdings or otherwise, will be set forth in the Registration Statement, Joint Proxy Statement and other materials when they are filed with the SEC in connection with the Mergers. Free copies of these documents may be obtained as described in the paragraphs above.

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this document concerning the Mergers, including any statements regarding the expected timetable for completing the Mergers, the results, effects, benefits and synergies of the Mergers, future opportunities for the combined company, future financial performance and condition, guidance and any other statements regarding BCEI’s, XOG’s or the Group Companies’ future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely,” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward-looking statements include statements regarding BCEI, XOG and the Group Companies’ plans and expectations with respect to the Mergers and the anticipated impact of the Mergers on the combined company’s results of operations, financial position, growth opportunities and competitive position. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the possibility that shareholders of BCEI may not approve the issuance of new shares of BCEI common stock in the Mergers or that shareholders of XOG may not approve the XOG Merger Agreement; the risk that a condition to closing of the Mergers may not be satisfied, that either party may terminate the XOG Merger Agreement or the Crestone Peak Merger Agreement or that the closing of the Mergers might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Mergers; the diversion of management time on Merger-related issues; the ultimate timing, outcome and results of integrating the operations of BCEI, XOG and the Group Companies; the effects of the business combination of BCEI, XOG and the Group Companies, including the combined company’s future financial condition, results of operations, strategy and plans; the ability of the combined company to realize anticipated synergies in the timeframe expected or at all; changes in capital markets and the ability of the combined company to finance operations in the manner expected; regulatory approval of the Mergers; the effects of commodity prices; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected following the public announcement or consummation of the Mergers. Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for our operations, oil and natural gas market conditions, legal, economic and regulatory conditions, and environmental matters are only forecasts regarding these matters.

Additional factors that could cause results to differ materially from those described above can be found in BCEI’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its subsequently filed Quarterly Report on Form 10-Q, each of which is on file with the SEC and available from BCEI’s website at www.bonanzacrk.com under the “Investor Relations” tab, and in other documents BCEI files with the SEC, and in XOG’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its subsequently filed Annual Report on Form 10-K/A, each of which is on file with the SEC and available from XOG’s website at www.extractionog.com under the “Investor Relations” tab, and in other documents XOG files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither BCEI nor XOG assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Investor Contacts

Bonanza Creek Energy

Scott Landreth

slandreth@bonanzacrk.com

Extraction Oil & Gas

John Wren

ir@extractionog.com

Media Contacts

Brian Cain

(281) 825.2010

info@extractionog.com

Daniel Yunger

Kekst CNC

Kekst-extraction@kekstcnc.com